Exhibit 99.1

____________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS OCTOBER SALES
UPDATES THIRD QUARTER GUIDANCE

     Pleasanton, California, November 6, 2008 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $490 million for the four weeks ended November 1, 2008, a 4% increase over the $470 million in sales for the four weeks ended November 3, 2007. Same store sales for the four weeks ended November 1, 2008 declined 2% from the four weeks ended November 3, 2007.

     For the thirteen weeks ended November 1, 2008, sales were $1.555 billion, a 6% increase over the $1.468 billion in sales for the thirteen weeks ended November 3, 2007. Comparable store sales for the thirteen weeks ended November 1, 2008 were even with the prior year period.

     For the nine months ended November 1, 2008, sales were $4.752 billion, a 10% increase over the $4.324 billion in sales for the nine months ended November 3, 2007. Comparable store sales for the nine months ended November 1, 2008 rose 3% over the nine months ended November 3, 2007.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “October same store sales were slightly lower than expected, as we believe our business was impacted by unseasonably warm weather in many of our markets and the ongoing pressure from the challenging macro-economic environment. The Mid-Atlantic, which benefited from cooler temperatures, remained our strongest region, while Dresses and Accessories were the best performing merchandise categories.”

     Mr. Balmuth continued, “We now estimate that earnings per share for the thirteen weeks ended November 1, 2008 will be in the range of $.43 to $.44, up from $.36 in the third quarter of 2007. The quarter is benefiting from favorable shortage results and other expense savings that are offsetting the impact to gross margin from somewhat lower-than-expected sales.”

     “Looking ahead, while we believe our resilient off-price model continues to hold up well in today’s difficult macro-economic and retail climate, we remain cautious given the likelihood of a very promotional holiday season. We plan to provide detailed sales and earnings guidance for the fourth quarter with our third quarter earnings release and conference call on Wednesday, November 19th,” concluded Mr. Balmuth.

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, PIN # 50663645 from 8:30 a.m. Eastern time on November 6, 2008 through 8:00 p.m. Eastern time on November 7, 2008. A transcript of these comments is available at www.rossstores.com.

     Forward-Looking Statements: This press release and the recorded comments on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the third quarter ended November 1, 2008 are preliminary and subject to adjustments. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and higher gas and commodity prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2007 and Form 10-Q’s and 8-K’s for fiscal 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2007 revenues of $6.0 billion. As of November 1, 2008, the Company operated 906 Ross Dress for Less® (“Ross”) stores and 57 dd’s DISCOUNTS® locations, compared to 841 Ross and 52 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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